Exhibit 10.16

502 West Office Center Drive Fort Washington, PA 19034 Phone: 215.461.2000 Fax: 215.461.2006 www.vitaepharma.com

September 4, 2013

Jeffrey Hatfield

Dear Jeff:

This letter amends your original Offer Letter dated February 25, 2004 as it pertains to your annual performance bonus. As approved by the Board of Directors, you will be eligible for an annual performance bonus targeted at 50% of your base salary, for any future bonus approved by the Board. Your actual payment may be higher or lower and will be calculated in accordance with your performance and the company’s performance versus objectives. Your payment will be payable in cash, stock or a combination of both, but in no case less than 50% of the actual bonus paid in cash. Any such Target Bonus (including the composition of such bonus), will be determined by the Board of Directors (the “Board”) based upon your performance, the Company’s performance and other factors. The determinations of the Board with respect to the Target Bonus, bonus composition and any Base Salary review shall be final and binding. You must be an active employee on March 15th of the year following the performance year to receive the bonus payment.

All allowances referred to in this letter will be considered normal income and will be subject to applicable state and federal income taxes.

You may indicate your agreement with this amendment of the Offer Letter by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. This letter agreement may be executed in two counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

Sincerely,

/s/ Donald Hayden
Donald Hayden
Chairman

I have read and accept this amendment:

/s/ Jeffrey Hatfield
Jeffrey Hatfield